Exhibit 4.13

                          PRIVATE & CONFIDENTIAL





Browning-Ferris Industries, Inc                          September 19, 1994
("Big Spring")
757 North Eldridge
Houston, TX 77079


Dear Sirs,


                 Proposed Bid for Attwoods plc ("Abilene")
                   Acquisition and Refinancing Facility


This letter outlines the terms and conditions upon which we are willing to underwrite a credit facility of 500,000,000 Pounds
Sterling (or equivalent) in connection with your proposed bid for
Abilene:

                             COMMERCIAL TERMS
                             -----------------

Borrower:                    one or more wholly-owned
                             subsidiaries of Big Spring.

Guarantor:                   All obligations of the Borrower in
                             respect of the Facility are to be
                             irrevocably and unconditionally
                             guaranteed by Big Spring.

Sole Arranger and Sole
Administrative Agent:        Credit Suisse (the "Arranger").

The Facility:                The Facility will be a revolving
                             credit  facility for up to
                             500,000,000 Pounds Sterling (the
                             "Facility").

Currencies:                  Sterling, or at the option of the
                             Borrower, US dollars or
                             deutschmarks.

Syndication:                 Following the date of acceptance of
                             this letter (the "Commitment
                             Letter"), the Arranger will
                             syndicate the Facility among a group
                             of banks acceptable to Big Spring
                             and the Arranger. Each bank
                             participating in the Facility as an
                             original party to the Credit
                             Agreement (together, the "Banks")
                             will severally participate in each
                             drawdown under the Facility in the
                             proportion which its Commitment
                             under the Facility bears to
                             aggregate Commitments of the Banks
                             under the Facility.

                             The Arranger's Commitment to
                             underwrite the entire Facility is
                             not conditional on a successful
                             syndication although to the extent
                             that the Facility is syndicated, the
                             Arranger's Commitment will be
                             consequently reduced.

                             Big Spring agrees to co-operate
                             fully with the Arranger in the
                             syndication of the Facility,
                             including the preparation of the
                             Information Memorandum, the
                             participation in such meetings and
                             presentations and the provision of
                             such further information in each
                             case as the Arranger shall
                             reasonably request.

Purpose: To assist the Borrower in funding the consideration for the offer proposed to be announced by it on or about September 19, 1994 to acquire the whole of the share capital (whether in issue or to be allotted) of Abilene not already owned by the Borrower, the Guarantor and
                             Subsidiaries of the Guarantor (the
                             "Offer", which expression shall
                             include that offer as it or any of
                             its terms may from time to time be
                             amended, added to, revised, renewed
                             or waived with the prior approval of
                             the Arranger). In addition, the
                             Facility may be used to fund
                             purchases of ordinary and preference
                             shares in the capital of Abilene
                             other than pursuant to the Offer at
                             a price per share first approved by
                             the Arranger if greater than the
                             price per share under the Offer and
                             may be used to refinance any
                             existing indebtedness of Abilene
                             including any existing obligations
                             of Abilene which become due and
                             payable as a result of, and in
                             funding working capital requirements
                             of the Borrower that result from,
                             the Offer being declared
                             unconditional in all respects.

Availability Period:         The period from the date of the
                             Credit Agreement until Final
                             Maturity on a fully revolving basis.

Drawdown:                    On any business day during the
                             Availability Period in any amount
                             which is not less than 25,000,000
                             Pounds Sterling (or equivalent) and,
                             if greater, is a whole multiple of
                             5,000,000 Pounds Sterling, subject
                             to at least 4 business days' notice
                             and fulfillment of the applicable
                             Conditions Precedent.

Facility Fee:                A Facility Fee will be payable at an
                             annual rate determined by the
                             Arranger in accordance with the
                             pricing matrix set out below.

                             The Facility Fee will accrue from
                             the date of this letter and will be
                             payable on the uncancelled amount of
                             the Facility. The accrued fee will
                             be payable on December 31, 1994 (or
                             the date the Facility or the
                             Commitment contained in this letter
                             is cancelled, if earlier) and
                             thereafter quarterly in arrear, with
                             the final payment due on the date on
                             which the Facility is fully
                             cancelled (if then undrawn) or
                             finally repaid (if drawn).

                             The accrued Facility Fee will be
                             payable by the Borrower, failing
                             whom the Guarantor, whether or not
                             the Credit Agreement is signed.

Cancellation:                Any undrawn amount of the Facility
                             which is not less than 25,000,000
                             Pounds Sterling (or equivalent) and,
                             if greater, is a whole multiple of
                             5,000,000 Pounds Sterling, may be
                             cancelled at any time, without
                             penalty, subject to at least 5
                             business days' notice of the date
                             and amount of cancellation.

Final Maturity:              December 31, 1997.

Repayment:                   Each Advance must be repaid at the
                             end of its Term together with
                             accrued interest thereon.  Any
                             amount so repaid will remain
                             available for redrawing during the
                             Availability Period.

Voluntary Prepayment:        Each Advance under the Facility may
                             be prepaid subject to the payment of
                             breakage costs, if any, but
                             otherwise without penalty, (i) in
                             the case of LIBOR Advances or CD
                             Advances (as defined below) upon 5
                             business days notice and (ii) in the
                             case of Base Rate Advances (as
                             defined below) upon 1 business day's
                             notice.

Terms of Advances:           Advances which are to bear interest
                             calculated by reference to LIBOR
                             ("LIBOR Advances") shall have terms
                             of 1, 2, 3 or 6 months (or, in the
                             case of LIBOR Advances denominated
                             in sterling, 1 week) or, subject to
                             availability to each Bank, such
                             longer periods as may be requested.
                             Advances denominated in U.S. dollars
                             which are to bear interest
                             calculated by reference to the Base
                             Rate ("Base Rate Advances") or a CD
                             Rate ("CD Advances"), shall, in the
                             case of CD Advances have terms of
                             30, 60, 90 or 180 days, and shall in
                             all other respects have such terms
                             as shall be requested by the
                             Borrower and agreed to by the Banks
                             (LIBOR Advances, Base Rate Advances
                             and CD Advances together the
                             "Advances"). However, no Advance may
                             mature after Final Maturity.

Interest Rate:               Interest will accrue and be payable
                             on Advances drawn under the Facility
                             at the rate per annum (plus Reserve
                             Asset Costs, if any,), determined by
                             the Arranger and in the case of
                             LIBOR and CD Advances shall carry a
                             margin over LIBOR or the applicable
                             CD rate determined in accordance
                             with the pricing matrix set out
                             below.

Pricing Matrix:              For the purposes of determining the
                             rate at which the Facility Fee shall
                             accrue and for determining the rate
                             at which interest shall accrue on
                             LIBOR Advances and CD Advances, the
                             Arranger shall, at the commencement
                             of each period during which such fee
                             or interest is to accrue, determine
                             the rating given by Moody's
                             Investors Service Inc. ("Moody's"),
                             Standard & Poor's Ratings Group
                             ("Standard & Poor's") Duff & Phelps
                             Credit Rating Company ("Duff &
                             Phelps") to the outstanding senior
                             indebtedness of the Guarantor, and
                             depending on such determination,
                             such fee and interest shall accrue
                             as follows:


Rating                  Facility Fee      LIBOR Margin   CD Margin   D Margin
- ------                  -------------     ------------   ---------
A- / A3/ A- or              12.5                20.0          32.5
higher

BBB+ / Baa1/ BBB+           15.0                35.0          47.5

BBB / Baa2/ BBB             17.5                40.0          52.5

BBB- / Baa3/ BBB-           25.0                50.0          62.5

BB+ / Ba1/ BB+ or           37.5                87.5         100.0
below

                             If the rating changes the applicable
                             rates change on the date of
                             announcement. In the event of a
                             split rating the rating of the
                             majority (or in the case of three
                             different ratings, the middle
                             rating) will apply.

Agency Fees:                 Agency fees will be payable by the
                             Borrower, failing whom, the
                             Guarantor to the Arranger in respect
                             of the Facility in the amounts and
                             at the times provided for in a
                             letter of today's date from the
                             Arranger to the Guarantor.


                             OTHER TERMS
                             -----------

The detailed terms and conditions of the Facility will be contained in a credit agreement (the "Credit Agreement") which will include:

Conditions Precedent,        Substantially in accordance with
Representations and          Annexes 2, 3, 4 and 5 of this
Warranties, Undertakings     letter, which Annexes and, where
and Events of Defaults       relevant, this letter shall be
                             construed by reference to Annex 1.
                             However, the Arranger may with the
                             consent of the Guarantor (such
                             consent not to be unreasonably
                             withheld) make amendments and
                             additions in the event of any
                             material revision or other material
                             change to the terms and conditions
                             of the bid.

Transferability:             Advances under the Facility will be
                             freely transferable by novation (in
                             whole or in part) to Qualifying
                             Lenders.  Similarly, Commitments
                             will be freely transferable by
                             novation (in whole or in part) to,
                             or to any affiliate (provided it is
                             a Qualifying Lender) of, any Bank
                             party to the Credit Agreement or
                             (with the Borrower's consent, such
                             consent not to be unreasonably
                             withheld) to any other Qualifying
                             Lender.

Governing Law:               The laws of England or the United
                             States (as shall be agreed by the
                             Arranger and the Guarantor).


Other: The Credit Agreement will contain other terms usual for transactions of this type, including provisions for the calculation of Reserve Asset Costs and clauses protecting the Banks against inability to determine interest rates, alternative currency problems, funding problems, taxes (including grossing-up), illegality, increased costs (including compensation for any cost, etc. directly to or indirectly attributable to any capital adequacy or similar requirements), default interest, indemnities, etc.


                             FRONT-END FEES, EXPENSES AND INDEMNITY
                             --------------------------------------

Applicability:               From the acceptance of this letter
                             the following provisions shall
                             apply, and constitute irrevocable,
                             unconditional, joint and several and
                             legally binding obligations of the
                             Borrower and the Guarantor for the
                             benefit of the Arranger and each
                             other Indemnified Party.

Front-end Fees:              The Borrower, failing whom, the
                             Guarantor, will pay to the Arranger
                             the front-end fees in the amounts
                             and at the times provided for in a
                             letter of today's date from the
                             Arranger to the Guarantor.

Expenses:                    All reasonable legal and other fees,
                             costs and out-of-pocket expenses
                             (including VAT and similar taxes
                             thereon) incurred by the Arranger in
                             connection with the preparation and
                             negotiation of this letter, the
                             Credit Agreement and related
                             documentation, and in connection
                             with the syndication of the Facility
                             will be for the account of the
                             Borrower, failing whom the
                             Guarantor, whether or not the Credit
                             Agreement is signed.

Indemnity:                   The Guarantor shall indemnify the
                             Arranger, each Bank, each affiliate
                             of a Bank and each director,
                             officer, employee or agent of any
                             Bank or such affiliate (each an
                             "Indemnified Party"), from and
                             against any and all losses,
                             liabilities, claims, costs or
                             expenses (including reasonable legal
                             fees) ("Claims") which the relevant
                             Indemnified Party may suffer or
                             incur (except to the extent that the
                             same result from the gross
                             negligence or willful misconduct of
                             that Indemnified Party) arising out
                             of or in connection with the Offer
                             (whether or not made) or any
                             acquisition or proposed acquisition
                             by any member of the Group or any
                             person acting in concert with any
                             member of the Group of any shares of
                             Abilene or otherwise arising out of
                             or in connection with the Facility
                             or any use of proceeds of any
                             drawdown under the Facility from
                             time to time on demand of the
                             relevant Bank (subject to the
                             provision by such Bank of a
                             certificate showing the amount of
                             such Claim and providing reasonable
                             detail of the basis for the
                             calculation of such amount). The
                             Guarantor shall be entitled to
                             participate in the defence of any
                             related litigation or proceedings
                             upon standard terms. The foregoing
                             indemnity by the Guarantor in favor
                             of each Indemnified Party
                             specifically includes all Claims
                             that are the result of the simple
                             negligence whether exclusive,
                             concurrent, contributory or
                             otherwise of such Indemnified Party.

                             This indemnity shall survive the
                             execution of the Credit Agreement
                             which will contain a similar
                             indemnity from the Borrower and the
                             Guarantor in favor of each
                             Indemnified Party and each other
                             party to the Credit Agreement and
                             their respective affiliates,
                             directors, officers, employees and
                             agents.

This letter shall be governed by and construed in accordance with English law. By counter-signing the enclosed copy of this letter, the Guarantor will irrevocably agree, for the benefit of the Arranger and the Banks, that the courts of England are to have jurisdiction to settle any disputes which may arise out of or in connection with this letter and that accordingly any legal action or proceedings arising out of or in connection with this letter may be brought in those courts.

Without prejudice to the obligations of the Guarantor under this letter in respect of the Facility Fee, the Front-end Fees, Expenses and Indemnity as provided above, the offer contained in this letter is subject to the preparation, execution and delivery by all parties prior to December 31, 1994 of a Credit Agreement in form and substance complying with the provisions and requirements of this letter and its Annexes. This offer may only be accepted by the Guarantor counter signing the enclosed copy of this letter.

Yours faithfully,

CREDIT SUISSE

By: ____________________________


By: ____________________________


We refer to the letter of which this is a true copy and accept the offer contained in it in accordance with its terms.

September ___, 1994


BROWNING-FERRIS INDUSTRIES, INC.

By: ____________________________



                                 ANNEX 1
                              INTERPRETATION
                              --------------


(A) Definitions: Except to the extent that the context requires otherwise: -

     "Advance Date" means the date on which any Advance is made pursuant to the Credit Agreement

     "Attributable Debt" in respect of a Sale and Leaseback Transaction means, as of any particular time, the present value (discounted at the rate of interest implicit in the terms of the lease involved in such Sale and Leaseback Transaction, as determined in good faith by the Guarantor), of the obligation of the lessee thereunder for net rental payments (excluding, however, any amounts required to be paid by such lessee, whether or not designated as rent or additional rent, on account of maintenance and repairs, services, insurance, taxes, assessments, water rates and similar charges or any amounts required to be paid by such lessee thereunder contingent upon monetary inflation or the amount of sales, maintenance and repairs, insurance, taxes, assessments, water rates or similar charges) during the remaining term of such lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended)

     "Code" means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder

     "Consolidated Net Income" means, for any period, the gross revenues of the Guarantor and its Subsidiaries for such period less all expenses and proper income charges (including taxes), determined on a consolidated basis in accordance with United States generally accepted accounting principles applied on a consistent basis

     "Consolidated Net Tangible Assets" means the aggregate amount of Assets (less applicable reserves and other properly deductible items) after deducting therefrom (a) all goodwill, customer lists, covenants not to compete, trade names, trademarks, patents, copyrights, franchises, organization expenses, formulae and processes, option rights and other like intangibles and (b) all current liabilities; all as reflected in the Guarantor's latest audited consolidated balance sheet contained in the Guarantor's most recent audited financial statements prior to the time as of which "Consolidated Net Tangible Assets" shall be determined

     "Consolidated Net Worth" means in relation to the Guarantor and its Subsidiaries, the aggregate of (1) the stated and paid-in capital accounts for all outstanding common and preferred shares (but excluding redeemable preferred shares) and (2) retained earnings, as shown on the then most recent consolidated balance sheet of the Guarantor, prepared in accordance with generally accepted accounting principles in the United States of America in effect as of the date of this Agreement

     "Debt" means Indebtedness for Borrowed Money

     "Event of Default" means any one of the events mentioned in the Clause of the Credit Agreement headed "Events of Default"

     "Group" means, at any particular time, the Guarantor and all its Subsidiaries (and "member of the Group" shall be construed accordingly)

     "Information Memorandum" means the document to be prepared containing certain information regarding (among other things) the Borrower, the Guarantor, Abilene and their respective Subsidiaries and such other information as shall be agreed by the Arranger and the Guarantor and which, at the request and on behalf of the Borrower and the Guarantor, has been prepared in connection with this transaction and distributed by the Arranger to the Banks

     "Lien" means any mortgage, pledge, lien, security interest, conditional sale or other title retention agreement or other similar encumbrance

     "Majority Banks" means Banks whose Outstandings together exceed 66 2/3% of the total Outstandings (or, if there are no Outstandings, Banks whose Commitments together exceed 66 2/3% of the total commitments)

     "Offer Document" means the offer document as first posted to shareholders of Abilene in connection with the Offer

     "Outstandings" means, in relation to a Bank at any particular time, the aggregate principal amount of its share of all (if any) Advances outstanding at that time

     "Potential Event of Default" means any event or circumstance which, if it continued after the giving of any notice, the expiry of any grace period, and/or (as the case may be) the making of any determination by the Majority Banks, provided for in the Clause of the Credit Agreement headed "Events of Default", would become an Event of Default

     "Principal Property" means any waste processing, waste disposal or resource recovery plant or similar facility owned by, or leased to, the Guarantor or any Principal Subsidiary, except (a) any such plant or facility (i) owned or leased jointly or in common with one or more Persons other than the Guarantor and its Subsidiaries, in which the interest of the Guarantor and its Principal Subsidiaries does not exceed fifty percent. (50%), or (ii) which the Board of Directors of the Borrower determines in good faith is not of material importance to the total business conducted, or Assets owned, by the Guarantor and its Subsidiaries as an entirety, or (b) any portion of any such plant or facility which the Board of Directors of the Guarantor determines in good faith not to be of material importance to the use or operation thereof

     "Principal Subsidiary" means a Subsidiary (a) whose total Assets or gross revenues (each such amount expressed on a combined basis before eliminations and adjustments in the case of a Subsidiary or a Subsidiary which itself has Subsidiaries) represent, respectively, not less than one point seven five percent (1.75%) of either the consolidated total Assets or consolidated gross revenues of the Guarantor and its Subsidiaries all as calculated annually by reference to the immediately preceding fiscal year end financial data (consolidated or unconsolidated, as the case may be) of such Subsidiary and the then latest fiscal year end audited consolidated financial statements of the Guarantor, or (b) to which is transferred all or substantially all of the Assets or undertakings of a Principal Subsidiary. A certificate by the chief financial officer for the time being of the Guarantor as to whether a Subsidiary is or is not or was or was not a Principal Subsidiary at a specified date shall, in the absence of manifest error, be conclusive and binding

     "Qualifying Lender" a Person which for any reason, including but not limited to, its place of incorporation, the nature of its business or its entitlement to the benefit of an applicable tax treaty shall be entitled on the date hereof to receive interest on its participation in the Advances free of any withholding or deduction for or on account of any taxes

     "Regulations G, T, U and X" means Regulations G, T, U and X of the Board of Governors of the Federal Reserve System of the United States

     "Restricted Subsidiary" means any Principal Subsidiary other than Otto Entsorgungsdienstleistungen GmbH

     "Subsidiary", in relation to any Person, means, at any particular time, any Person which is then directly or indirectly Controlled, or more than 50% of whose issued equity share capital (or equivalent) is then beneficially owned, by that first-mentioned Person and/or one or more of its Subsidiaries

(B) Construction of Certain References: Except to the extent that the context requires otherwise, any reference in this to:

     an Act or any Section of, Schedule to or other provision of an Act shall be construed, at any particular time, as including a reference to any modification, extension or re-enactment thereof then in force and all instruments, orders and regulations then in force and made under or deriving validity from the relevant Act or provision

     "acting in concert" shall have the meaning attributed to the term in The City Code on Takeovers and Mergers an "affiliate" of any Person is a reference to a Subsidiary or a holding company, or a Subsidiary of a holding company, of such Person an "Agency" of a state includes any agency, authority, central bank, department, government, legislature, minister, ministry, official, or public or statutory Person (whether autonomous or not) of, or of the government of, that state or any political sub-division in or of that state the "Assets" of any Person means all or any part of its business, undertaking, property, assets, revenues (including any right to receive revenues) and uncalled capital

     "Borrowed Money" includes any Indebtedness (1) for or in respect of money borrowed or raised (whether or not for cash), by whatever means (including acceptances and deposits) or (2) for the deferred purchase price of Assets or Services

     "Consent" also includes an approval, authorization, exemption, filling, license, order, permission, recording or registration (and references to obtaining Consents shall be construed accordingly)

     one Person being "Controlled" by another means that that other (whether directly or indirectly and whether by the ownership of share capital, the possession of voting power, contract or otherwise) has the power directly or indirectly to control the affairs and policies of that Person a "Directive" includes any present or future directive, regulation, request, requirement, rule or credit restraint program of any Agency of any country or state or of any self-regulating organization (but, if not having the force of law, only if compliance with the Directive is in accordance with the general practice of Persons to whom the Directive is intended to apply)

     a "Guarantee" also includes an indemnity, and any other obligation (whatever called) of any Person to pay, purchase, provide funds (whether by the advance of money, the purchase of or subscription for shares or other securities, the purchase of Assets or services, or otherwise) for the payment of, indemnify against the consequences of default in the payment of, or otherwise be responsible for, any Indebtedness of any other Person (and "guaranteed" and "guarantor" shall be construed accordingly)

     "Indebtedness" includes any obligation (whether present or future, actual or contingent, secured or unsecured, as principal, surety or otherwise) for the payment or repayment of money which would be regarded as indebtedness in accordance with United States generally accepted accounting principles something having a "Material Adverse Effect" on a Person is to it having a material adverse effect (1) on its financial position or business or on the consolidated financial position or business of that Person and its Subsidiaries or (2) on its ability to perform and comply with its obligations under this Agreement any "obligation" of any Person under this Agreement or any other agreement or document shall be construed as a reference to an obligation expressed to be assumed by or imposed on it under this Agreement or, as the case may be, that other agreement or document (and "due", "owing", "payable" and "receivable" shall be similarly construed)

     a "Person" includes any individual, company, corporation, firm, partnership, joint venture, association, organization, trust, state or Agency of a state (in each case, whether or not having separate legal personality)

     "Security" includes any mortgage, pledge, lien, hypothecation, security interest or other charge or encumbrance (and
     "secured" shall be construed accordingly)

     "Tax(es)" includes any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed a time of the day is to London time unless otherwise stated

     the "Winding-up" of a Person also includes the amalgamation, reconstruction, reorganization, administration, dissolution, liquidation, merger or consolidation of that Person, and any equivalent or analogous procedure under the law of any jurisdiction in which that Person is incorporated, domiciled or resident or carries on business or has Assets.

Headings shall be ignored in construing this Letter.



                                 ANNEX 2
                           CONDITIONS PRECEDENT
                           --------------------

(A) To First Drawdown under the Facility: The conditions precedent to be fulfilled to the satisfaction of the Arranger before first drawdown under the Facility will include:

     (1) The Credit Agreement, in form and substance satisfactory to the Banks and the Arranger shall have been executed and delivered by all parties but not later than December 31, 1994.

     (2) Payment to the Arranger and the Banks of all fees, costs and expenses then due.

     (3) Receipt of certified copies of the Offer Document in the form previously approved by the Arranger.

     (4) The Office of Fair Trading indicating in terms satisfactory to the Arranger that it is not the intention of the Secretary of State for Trade and Industry to refer the proposed acquisition of Abilene by the Borrower, or any matters arising therefrom, to the Monopolies and Mergers Commission.

     (5) No government or other Agency has instituted or threatened any action, legal proceedings, suit, inquiry or investigation or enacted, made or proposed any statute, regulation or order which in the opinion of the Arranger is likely to have any of the effects mentioned in paragraphs (16) (a), (b) or (c) of sub-clause (A) of Annex 3. No other litigation, arbitration, administrative proceedings, injunction or order is current, pending or threatened or has been made which in the opinion of the Majority Banks is likely to have any such effect.

     (6) No material adverse change in the financial position or operations of the Guarantor from that set forth in the Information Memorandum.

     (7) All necessary corporate documents, board resolutions, shareholders' resolutions and specimen signatures and certified copies of the constitutional documents of the Borrower and the Guarantor.

     (8) All necessary Consents (whether in relation to the Offer the Credit Agreement or otherwise) shall have been obtained.

     (9)  Legal opinions from:

          -    Linklaters & Paines, English legal advisers to the
               Arranger

          -    Internal Counsel of the Guarantor and Fulbright &
               Jaworski, U.S. legal adviser to the Guarantor

     (10) No condition of the Offer having been waived in the whole or part and the Offer Document not having been amended, added to, revised or renewed, in each case without the prior approval o the Arranger and the Offer not having lapsed.

     (11) The Offer has become (or, but only if the Arranger has given prior approval to such declaration, has been declared) unconditional in all respects.

(A) To each Drawdown under the Facility: The conditions precedent to be fulfilled to the satisfaction of the Arranger before each drawdown (including the first) under the Facility will include:-

     (1) All representations and warranties in the Credit Agreement in the form set out in Annex 3 (other than those in paragraphs (13) and (15) of sub-clause (A) thereof which shall relate only to the first drawdown) would be correct if repeated on the proposed date of the drawdown by reference to the circumstances then existing.

     (2) No Event of Default or Potential Event of Default has occurred and is continuing on or before the date of the drawdown, or will occur as a result of that drawdown.



                                  ANNEX 3
                      REPRESENTATIONS AND WARRANTIES
                      ------------------------------

(A) Each of the Borrower and the Guarantor severally represents and warrants to and for the benefit of each other party to this Agreement (but, in the case of the Borrower, only in relation to itself and its Subsidiaries) as follows:

     (1) Status: The Borrower, the Guarantor and each Principal Subsidiary (a) is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (b) has the corporate power to own its property and to carry on its business as now being conducted, (c) is duly qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it therein or in which the nature of the business conducted by it makes such qualification necessary except where the failure of the Borrower, the Guarantor or such Principal Subsidiary to be so qualified or in good standing, individually or collectively, would not have a Material Adverse Effect, and in the case of the Borrower, is wholly-owned and Controlled by the Guarantor.

     (2) Powers: each of the Borrower and the Guarantor has the corporate power to enter into, exercise its rights and perform and comply with its obligations under this Agreement and (in the case of the Borrower) to make and implement the Offer all of which have been duly authorized by all proper and necessary corporate action;

     (3) Authorization and Consents: all actions, conditions and things required by applicable federal, state, or local statute or any order, rule or regulation of any court or governmental agency or body to be taken, fulfilled and done (including the obtaining of any necessary Consents) in order (a) to enable each of the Borrower and the Guarantor lawfully to enter into, exercise their respective rights and perform and comply with their respective obligations under this Agreement, (b) to ensure that those obligations are legally binding and enforceable in accordance with their respective terms,
          (c) to enable the Borrower to make and implement the Offer and (d) to make this Agreement admissible in evidence in the courts of England, and the state and federal courts of each of the States of Texas, Delaware and New York, have been taken, fulfilled and done;

     (4) Non-Violation of Laws, etc.: the entry by the Borrower and the Guarantor into, exercise of their respective rights and/or performance of or compliance with their respective obligations under this Agreement and/or the making and implementation of the Offer do not and will not violate (a) any statute or any order, rule or regulation of any court or governmental agency or body to which either of them is subject, (b) their respective constitutional documents, or (c) any agreement to which either of them or any Subsidiary is a party or which is binding on them or their respective Assets other than violations of any such agreements which individually or collectively would not have a Material Adverse Effect on the Group, and do not and will not, except as provided in Paragraph (B) in Annex 4, result in the creation of, or oblige either of them to create, any security over those Assets;

     (5) Obligations Binding: the obligations of the Borrower and the Guarantor under this Agreement are valid, binding and enforceable in accordance with their terms;

     (6)  Accounts:

          (a) The audited financial statements with respect to the Guarantor and its consolidated subsidiaries included in the Annual Report on Form 10-K for the year ended September 30, 1993 filed by the Guarantor pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), have been prepared in accordance with generally accepted accounting principles accepted in the United States of America for the periods concerned, conform to the requirements of Regulation S-X of the Securities and Exchange Commission and fairly present the financial position, results of operations and cash flows of the Guarantor and its consolidated subsidiaries at the respective dates and for the respective periods indicated therein;

          (b) The unaudited financial statements with respect to the Guarantor and its consolidated subsidiaries included in the Reports on Form 10-Q for the quarters ended December 31, 1993, March 31, 1994 and June 30, 1994 filed by the Guarantor pursuant to Section 13 of the Exchange Act, (i) have been prepared in conformity with the rules and regulations of the Securities and Exchange Commission and (ii) in the opinion of the management of the Guarantor, all adjustments necessary to a fair statement of the financial position, results of operations and cash for the periods indicated have been made;

     (7) Litigation: no proceedings against or affecting either of the Borrower or the Guarantor is pending or to the knowledge of either of them threatened before any court or governmental agency or department:

          (a) which purports to or does restrain the entry into, exercise of any of their respective rights under and/or performance or enforcement of or compliance with any of their respective obligations under this Agreement; or

          (b) which involves a material risk of the ultimate disposition of such proceeding having (either singly or when aggregated with any other proceeding) a Material Adverse Effect on the Group;


     (8) No Default: no Event of Default or Potential Event of Default has occurred and is continuing or will occur as a result of making any Advance. Neither the Guarantor, the Borrower nor any of their respective Subsidiaries are in breach of or default under any agreement relating to borrowed money to an extent or in a manner which is likely to have a Material Adverse Effect on the Group;

     (9)  Investment Company Act; Public Utility Holding Company
          Act: neither the Guarantor nor any Subsidiary is (a) an "investment company" as defined in, or subject to regulation as such under, the Investment Company Act of 1940, as amended, or (b) a non-exempt "holding company" subject to regulation or, to the knowledge of the Guarantor's officers, an "affiliate" of a "holding company" or a "subsidiary company" of a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended;

     (10) ERISA: neither the Guarantor nor any Subsidiary has incurred any accumulated funding deficiency within the meaning of ERISA which would have a Material Adverse Effect and neither the Guarantor nor any Principal Subsidiary has incurred any liability in connection with any Plan under Sections 501 or 502 of ERISA, Subtitle IV of ERISA, or Chapter 43 of the Code which would have a Material Adverse Effect, and each Plan is and has been in compliance in all material respects with all applicable laws;

     (11) Tax Returns and Payments:

          (a) the Guarantor and its Subsidiaries have filed all federal, state and other tax returns (or obtained extensions with respect thereto) which, to the knowledge of the Guarantor's officers, are required to be filed and have paid all taxes which are shown to be due pursuant to such returns. No material income tax liability of the Guarantor and its Subsidiaries has been asserted by the Internal Revenue Service of the United States of America or any state or local agency for income taxes in excess of those already paid which is not being contested in good faith by appropriate proceedings and for which adequate reserves have not been created on the books of the Guarantor and its Subsidiaries;

          (b) the federal income tax liabilities of the Guarantor and its Subsidiaries, if any, have been finally determined by the Internal Revenue Service and satisfied for all taxable years through the 1985 fiscal year.

     (12) Existing Security: no Security exists on or over the Assets except as permitted by paragraph (B) of Annex 4.

     (13) No Material Adverse Change: there has been no material adverse change in the financial position or results of operations of the Guarantor since September 30, 1993.

     (14) Winding-up: no meeting has been convened for Winding-up the Borrower or the Guarantor, no such step is intended by either of them and, so far as either of them is aware, no petition, application or the like is outstanding for Winding-up either of them.

     (15) Information Memorandum:

          (a) the information in the Information Memorandum relating to the Borrower, the Guarantor and their respective Subsidiaries and affiliates was true, complete and accurate in all material respects at the date thereof.

          (b) the information in the Information Memorandum relating to Abilene was correctly extracted from publicly available information.

     (16) Proceedings affecting Offer or Abilene Group: no government or other Agency has instituted or (to the best of the knowledge and belief of either the Borrower or the Guarantor) threatened any action, legal proceedings, suit, inquiry or investigation or enacted or made, or (to the best of the knowledge and belief of either the Borrower or the Guarantor) proposed to enact or make, any statute, regulation or order which might:

          (a) make illegal or restrict, prohibit, delay or otherwise interfere with the acquisition of any or all of the shares in Abilene the making or implementation of the Offer or any other transaction contemplated hereunder or hereby; or

          (b) require the divestiture by any member of the Group or by Abilene or any Subsidiary of Abilene of all or any part of its revenues, which divestiture could reasonably be expected to be likely to have a Material Adverse Effect on the Group; or

          (c) have a materially prejudicial effect on the business, financial condition or prospects of Abilene and its Subsidiaries taken as a whole.

          No other litigation, arbitration, administrative proceeding, injunction or order is current or pending or (to the best of the knowledge and belief of either the Borrower or the Guarantor) threatened or has been made which might have any of the effects mentioned in (a), (b) or (c) above.

     (17) Margin Stock; Use of Proceeds: neither the Guarantor nor any of its Subsidiaries is engaged in the business of extending credit for the Purpose of purchasing or carrying margin stock (within the meaning of Regulation
          U). No part of the proceeds of any Advance will be used, directly or indirectly, for the purpose of purchasing or carrying or trading in any securities under such circumstances as to involve the Guarantor or any Bank in a violation of Regulation G, T, U or X.

     (18) Franchises and Other Rights: the Guarantor and each of its Subsidiaries have all franchises, permits, licenses, and other authority (collectively, the "Operating Rights") as are necessary to enable them to carry on their respective businesses as now being conducted, failure to have which would in the aggregate have a Material Adverse Effect on the Group.

     (19) Repetition: each of the representations and warranties in paragraphs (1) to (5) above will be correct and complied with so long as any sum remains to be lent or remains payable under the Credit Agreement and those in paragraphs (6) to (18) above (other than paragraphs (13), (15) and (16)) will be correct and complied with on each Advance Date, in each case as if repeated then by reference to the then existing circumstances.

(B) Each representation and warranty in paragraphs (3)(d) and (5) of sub-clause (A) shall (where applicable) be subject, as to matters of law only, to the qualifications in the opinions referred to in paragraph (9) of sub-clause (A) of Annex 2.



                                  ANNEX 4
                               UNDERTAKINGS
                               ------------

Each of the Borrower and the Guarantor severally undertakes (but, in the case of the Borrower, only in relation to itself and its Subsidiaries) that, so long as any sum remains to be lent or remains payable under the Facility:

(A) Status: each of their respective payment obligations under this Agreement rank and will at all times rank at least equally and rateably in all respects with all its other unsecured and unsubordinated Indebtedness other than statutorily preferred Indebtedness;

(B)  Negative Pledge of the Guarantor:

     (1) except as otherwise provided in paragraph (2) below, the Guarantor shall not, and shall not permit any Restricted Subsidiary to, incur any Debt secured by a Lien upon any Principal Property of the Guarantor or any Restricted Subsidiary or upon any shares of stock or Debt other than margin stock (within the meaning of Regulation U) of any Restricted Subsidiary (whether such Principal Property, shares of stock or Debt are now owned or hereafter acquired) without in any such case effectively providing concurrently with the incurrence of any such Debt that all sums payable at that time or thereafter under this Agreement (together with, if the Guarantor shall so determine, any other Indebtedness of the Guarantor or such Restricted Subsidiary then existing or thereafter created which is not subordinate to such sums) shall be secured equally and rateably with (or, at the option of the Guarantor, prior to) such Debt, so long as such Debt shall be so secured; provided, however, that nothing in this sub-clause (B) shall prevent, restrict or apply to (and there shall be excluded from secured Debt in any computation under this sub-clause (B)) Debt secured by:

          (a) Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business that are not yet past due or which are being contested by the Guarantor in good faith and against which adequate reserves as required by generally accepted accounting principles have been established by the Guarantor;

          (b) pledges or deposits made in the ordinary course of business to secure payment of worker's compensation, or to participate in any fund in connection with worker's compensation, unemployment insurance, old-age pensions or other social security programs;

          (c) Liens of mechanics, materialmen, warehouses, carriers, or other like liens, securing obligations incurred in the ordinary course of business that are not yet past due or which are being contested by the Guarantor in good faith and against which adequate reserves as required by generally accepted accounting principles have been established by the Guarantor;

          (d) Liens on property, shares of stock or Indebtedness of any corporation existing at the time such corporation becomes a Restricted Subsidiary or arising thereafter (i) otherwise than in connection with the borrowing of money arranged thereafter and
               (ii) pursuant to contractual commitments entered into prior to and not in contemplation of such corporation becoming a Restricted Subsidiary;

          (e) Liens on any property (including shares of stock or Debt) existing at the time of acquisition thereof (including acquisition through merger or consolidation) or securing the payment of all or any part of the purchase price or construction cost thereof or securing any Debt incurred prior to, at the time of, or within 180 days after, the acquisition of such property, shares of stock or Debt or the completion of any such construction, whichever is later, for the purpose of financing all or any part of the purchase price or construction cost thereof (provided such Liens are limited to such property, improvements thereon and the land upon which such property and improvements are located and any other property not then constituting a Principal Property);

          (f) Liens on any property to secure all or any part of the cost of development, operation, construction, alteration, repair or improvement of all or any part of such property, or to secure Debt, incurred prior to, at the time of or within 180 days after, the completion of such development, operation, construction, alteration, repair or improvement, whichever is later, for the purpose of financing all or any part of such cost (provided such Liens are limited to such property, improvements thereon and the land upon which such property and improvements are located and any other property not then constituting a Principal Property);

          (g)  Liens which secure Debt owing by a Restricted
               Subsidiary to the Guarantor or to another
               Restricted Subsidiary or by the Guarantor to a Restricted Subsidiary;

          (h) Liens on property of the Guarantor or a Restricted Subsidiary in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof, or in favor of any other country or any political subdivision thereof, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any Indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such Liens, or in favor of any trustee or mortgagee for the benefit of holders of Indebtedness of any such entity incurred for any such purpose;

          (i) Liens incurred in connection with tax exempt or similar financing of pollution control, sewage or solid or hazardous waste disposal facilities, or similar qualified facilities;

          (j) Liens existing at June 30, 1994 and as set out in Annex 6; and

          (k) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing sub-paragraphs (a) to (j), inclusive, or of any Debt secured thereby; provided that such extension, renewal or replacement Lien shall be limited to all or any part of the same property that secured the Lien extended, renewed or replaced (plus any improvements on such property) and shall secure no larger amount of Debt than that existing at the time of such extension, renewal or replacement;

     (2)  notwithstanding the foregoing provisions of this Clause
          (B), the Guarantor and any one or more Restricted Subsidiaries may incur Debt secured by a Lien which would otherwise be subject to the foregoing restrictions if at the time it does so (the "Incurrence Time") the aggregate amount of such Debt plus all other Debt of the Guarantor and its Restricted Subsidiaries secured by a Lien which would otherwise be subject to the foregoing restrictions (not including Debt permitted to be secured under paragraph (1) above), plus the aggregate Attributable Debt (determined as of the Incurrence Time) of Sale and Leaseback Transactions (other than Sale and Leaseback Transactions permitted by paragraphs (1) and (2) of Clause (C) below) entered into after the date of this Agreement and in existence at the Incurrence Time (less the aggregate amount of proceeds of such Sale and Leaseback Transactions which shall have been applied in accordance with paragraph (4) of Clause (C) below), do not exceed ten per cent. (10%) of Consolidated Net Tangible Assets;

(C) Sale and Leaseback Transactions: the Guarantor shall not itself, and shall not permit any Restricted Subsidiary to, enter into any arrangements after the date of this Agreement with any bank, insurance company or other lender or investor (other than the Guarantor or another Restricted Subsidiary) providing for the leasing as lessee by the Guarantor or any such Restricted Subsidiary of any Principal Property (except a lease for a temporary period not to exceed three years by the end of which it is intended the use of such Principal Property by the lessee will be discontinued), which was or is owned by the Guarantor or a Restricted Subsidiary and which has been or is to be sold or transferred by the Guarantor or a Restricted Subsidiary, more than 180 days after the completion of construction and commencement of full operation thereof by the Guarantor or such Restricted Subsidiary, to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such Principal Property (herein called a "Sale and Leaseback Transaction") unless:

     (1) the Guarantor or such Restricted Subsidiary would (at the time of entering into such arrangement) be entitled pursuant to sub-paragraphs (a) through (h) of paragraph
          (1) of Clause (B) above, without equally and rateably securing all sums payable at that time or thereafter under this Agreement, to incur Debt secured bs a Lien on such Principal Property; or

     (2) such Sale and Leaseback Transaction relates to a landfill or other waste disposal site (excluding any plant or similar facility located thereon) owned by the Guarantor, the Borrower or such Restricted Subsidiary or which the Guarantor, the Borrower or such Restricted Subsidiary has the right to use; or

     (3) the Attributable Debt of the Guarantor and its Restricted Subsidiaries in respect of such Sale and Leaseback Transaction and all other Sale and Leaseback Transactions entered into after the date of this Agreement (other than such Sale and Leaseback Transactions as are permitted by paragraph (1), (2) or (4) of this Clause (C)), plus the aggregate principal amount of Debt secured by Liens on Principal Properties then outstanding (excluding any such Debt secured by Liens covered in sub-paragraphs (a) through (h) of paragraph (1) of Clause (B)) which do not equally and rateably secure such sums, would not exceed ten percent (10%) of Consolidated Net Tangible Assets; or

     (4) the Guarantor, within 180 days after the sale or transfer, applies or causes a Restricted Subsidiary to apply an amount equal to the greater of the net proceeds of such sale or transfer or fair market value of the Principal Property so sold and leased back at the time of entering into such Sale and Leaseback Transaction (in either case as determined by the Board of Directors of the Guarantor) to the repayment or prepayment of Advances or to the retirement of other indebtedness of the Guarantor (other than Indebtedness subordinated to the obligations of the Guarantor under this Agreement) or indebtedness of a Restricted Subsidiary, for money borrowed, having a stated maturity more than 12 months from the date of such application or which is extendible at the option of the obligor thereon to a date more than 12 months from the date of such application, provided that the amount to be so applied shall be reduced by the principal amount of any such indebtedness of the Guarantor or a Restricted Subsidiary voluntarily retired by the Guarantor or a Restricted Subsidiary within 180 days after such sale or transfer. Notwithstanding the foregoing, no retirement referred to in this paragraph
          (4) may be affected by payment at maturity.

     Notwithstanding the foregoing, where the Guarantor or any Restricted Subsidiary is the lessee in any Sale and Leaseback Transaction, Attributable Debt shall not include any Debt resulting from the Guarantee by the Guarantor or any other Restricted Subsidiary of the lessee's obligation thereunder if the lessee's obligation is included in Attributable Debt;

(D) Disposals: the Guarantor will not, and will ensure that its Subsidiaries will not, (whether by a single transaction or a number of related transactions and whether or not at one time or over a period of time) sell or otherwise dispose of all or substantially all of the assets of the Guarantor and its Subsidiaries taken as a whole.

(E) Merger and Consolidation: neither the Borrower nor the Guarantor shall merge into or consolidate with any Person and they shall not permit any Person to merge into or consolidate with either of them unless:-

     (1) in case the Borrower or the Guarantor shall merge into or consolidate with another corporation, the corporation formed by such consolidation or into which the Borrower or the Guarantor as the case may be is merged or consolidated shall be a corporation organized and existing under the laws of England (in the case of the Borrower) or the laws of the United States of America, any State thereof or the District of Columbia (in the case of the Guarantor) and, if the Guarantor or the Borrower are not the survivor, such corporation shall expressly assume, by an agreement supplemental hereto, executed and delivered to the Arranger, in form satisfactory to the Majority Banks, the due and punctual payment of all sums payable at that time or thereafter under this Agreement and the performance of every covenant of the Borrower or the Guarantor, as the case may be, contained in this Agreement to be performed or observed; and

     (2) immediately after giving effect to such transaction and treating any Indebtedness which becomes an obligation of the Guarantor, the Borrower or a Subsidiary as a result of such transaction as having been incurred by the Guarantor, the Borrower or such Subsidiary at the time of such transaction, no Event of Default or Potential Event of Default shall have occurred and be continuing.

(F) Consolidated Net Worth: The Guarantor shall not permit Consolidated Net Worth (i) to be less than $1,500,000,000 and
     (ii) at any time during the fiscal year ending September 30, 1995 and each fiscal year thereafter to be less than an amount equal to the sum of (A) the amount of Consolidated Net Worth required under this Paragraph (F) for the immediately preceding fiscal year plus (B) 25% of Consolidated Net Income for such immediately preceding fiscal year; provided, however, the amount of any foreign currency translation adjustment shall not be included for purposes of determining Consolidated Net Worth; and provided further, if Consolidated Net Income in any such preceding fiscal year is less than zero, the amount to be aggregated for such fiscal year shall be zero.

(G) Financial Statements and Other Information: the Guarantor shall maintain a system of accounting in accordance with generally accepted accounting principles and practices in the United States of America and will furnish to the Arranger (with a sufficient number of copies for each Bank):

     (1) as soon as available, and in any case within 120 days after the end of each fiscal year of the Guarantor, the consolidated balance sheet of the Guarantor and its Subsidiaries as of the close of such fiscal year, and the related consolidated statement of income, consolidated statement of cash flows and consolidated statement of retained earnings (or such other related statements as the Guarantor shall prepare in accordance with such principles and practices) for the Guarantor and its Subsidiaries for such year, setting forth, in comparative form, the corresponding figures from the preceding fiscal year, certified by independent public accountants selected by the Guarantor together with in the case of the Borrower, its unconsolidated audited accounts prepared in accordance with the foregoing;

     (2) as soon as available, and in any case within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Guarantor, and certified by an authorized financial officer of the Guarantor, the consolidated balance sheet of the Guarantor and its Subsidiaries as at the end of such quarter and the related consolidated statement of income for such fiscal quarter and fiscal year to date and consolidated statement of cash flows for such fiscal year to date (or such other related statements as the Guarantor shall prepare in accordance with generally accepted accounting principles and practice in the United States of America) for the Guarantor and its Subsidiaries for such fiscal quarter and for the fiscal year to date together with, in the case of the Borrower its unconsolidated accounts prepared in accordance with the foregoing;

     (3) at the time of each delivery of a balance sheet pursuant to the foregoing paragraphs (1) and (2), a certificate of an authorized financial officer of the Guarantor stating that no Event of Default or Potential Event of Default shall have occurred and be continuing, and setting forth computations in reasonable detail showing, as at the date of such balance sheet, whether or not there was compliance with the financial covenant contained in Clause (F) above and, if requested by the Arranger, Clause (B) above;

     (4) promptly after their becoming available, (a) copies of all financial statements, reports and proxy statements which the Guarantor shall have sent to its stockholders generally; and (b) copies of all registration statements (other than registration statements on Form S-8 or any successor form) and regular and periodic reports (other than reports on Form ll-K or any successor form), if any, which the Guarantor or the Borrower shall have filed with the Securities and Exchange Commission, the Stock Exchange or any governmental agency or agencies substituted therefor, or any similar or corresponding governmental department, commission, board, bureau or agency, federal, state or foreign, or (except for routine listing applications) with any securities exchange, provided that these obligations do not extend to documents filed and not available for public inspection; and

     (5) such other information relating to the performance of the provisions of this Agreement by the Borrower and the Guarantor or to the business and financial position of the Borrower and the Guarantor or any of its Subsidiaries as the Arranger or any Bank (through the Arranger) may from time to time reasonably request including, without limitation, information concerning material legal proceedings and such legal opinions and/or other documents relevant in the context of or relating to this Agreement as the Arranger may reasonably request; and

     (6) promptly after a financial officer becomes aware thereof, each change in the rating given by either Standard &
          Poor's, Moody's or Duff & Phelps to any outstanding senior indebtedness of the Guarantor.

(H) Payment of Taxes: each of the Borrower and the Guarantor will pay and discharge, and cause each Subsidiary to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon either of them or upon their income or profits, or upon any property belonging to them, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien or charge upon any material property of the Borrower, the Guarantor or such Subsidiary not permitted by paragraph (B)(l)(a) above, provided that neither the Borrower, the Guarantor nor any such Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim the payment of which is being contested in good faith and by proper proceedings and in respect of which the Borrower or the Guarantor, as the case may be, has provided adequate reserve in its books.

(I) Insurance: to the extent such insurance shall be available on commercially reasonable terms, each of the Borrower and the Guarantor shall, and shall cause its Subsidiaries to, keep adequately insured by financially sound and reputable insurers, or by way of adequate self-insurance, all risks of loss of a character usually insured by corporations of comparable size and financial strength and with comparable risks.

(J) Maintenance of Existence: subject to Clause (E) each of the Borrower and the Guarantor will:

     (1) preserve and maintain its corporate existence in good standing if failure to do so could have a Material
          Adverse Effect on the Group;

     (2) qualify and remain qualified to do business as a foreign corporation in each jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business is such that failure to qualify has or could have a Material Adverse Effect on the Group.

(K) Compliance with Applicable Laws: each of the Borrower and the Guarantor will comply, and cause each Subsidiary to comply, with the requirements of all applicable laws, rules, regulations and orders of any governmental authority of England, the United States of America or such other jurisdiction to which they or any Subsidiary may be subject, a breach of which has or could have a Material Adverse Effect on the Group and, without prejudice to the generality of the foregoing, the Borrower will not apply the proceeds of any Advance in such a way that would result in the violation by the Guarantor or any Bank of the provisions of Regulations U, T, G or X.

(L) Notices of Default: the Borrower and the Guarantor will furnish to the Arranger, immediately upon becoming aware of the existence of any Event of Default or Potential Event of Default, a written notice specifying the nature and period of existence thereof and what action the Borrower or the Guarantor is taking or proposes to take with respect thereto.

(M) Inspection: each of the Borrower and the Guarantor shall permit an authorized representative or representatives of the Arranger or any of the Banks to visit and inspect at all reasonable times, at the risk and expense of the inspecting party, any of the properties of the Guarantor, the Borrower or their respective Subsidiaries, including its books, and to make extracts therefrom (subject to any confidentiality agreements, copyright laws and similar requirements) and to discuss the affairs, finances, and accounts of the Guarantor, the Borrower or their respective Subsidiaries with its officers and employees.

(N) Prior Approval to Variation of Offer: there will be no amendments, addition to, revision, renewal or waiver of the Offer and/or all or any of the terms and conditions of the Offer without the prior approval of the Arranger. Such approval will not be unreasonably withheld.

(O) Compliance with Regulations/Purchases: the Offer will comply with The City Code on Take-overs and Mergers. In addition the Borrower and the Guarantor will not and will ensure that no Person acting in concert with either of them will acquire any shares in Abilene at a price higher than that price per share under the Offer at that time without the prior approval of the Arranger and they will each comply in all respects with The City Code on Take-overs and Mergers.

(P) Compulsory Acquisitions: as and when it is entitled to do so, the Borrower will promptly take all necessary action to exercise all rights it may have under Sections 428 to 430F of the Companies Act 1985 to acquire those shares in Abilene not already acquired by it.

(Q) Releases etc: the Borrower will ensure that, promptly after the issue thereof, there are delivered to the Arranger enough copies for the Banks of the Offer Document, any amendment, addition to, revision or renewal of the Offer and any press release or other announcement at any time by or on behalf of the Borrower in relation to the Offer.

(R) Prior Approval of References to Banks etc.: the Borrower and the Guarantor shall ensure that, before the issue of any document or the making of any announcement referred to in sub-clause (P), any reference therein to the Facility or all or any of the Banks and the Arranger shall have been approved by the Arranger, such approval not to be unreasonably withheld.



                                  ANNEX 5
                            EVENTS OF DEFAULT
                            ------------------

(1)  The following are Events of Default:

     (A) Non-Payment: the Borrower does not pay in the manner provided in this Agreement (1) any principal payable under it when due or (2) any other sum payable under it within three business days after notice of that non-payment has been given to it by the Arranger.

     (B) Breach of Representation or Warranty: any representation, warranty or statement by or on behalf of the Borrower or the Guarantor in this Agreement or in any document, certificate or financial statement delivered in connection with it proves to have been incorrect, in any material respect when made and the same remains incorrect for a period of 30 days after the earlier of written notice of such circumstance shall have been given to the Borrower or the Guarantor, as the case may be, by the Arranger or any Bank or discovery of such circumstance by the Borrower or the Guarantor as the case may be; or

     (C) Breach of Undertaking: the Borrower or the Guarantor does not comply with its obligations under Clause (D), (E),
          (F) or (J)(1) of Annex 4; or

     (D) Breach of Other Obligation: the Borrower or the Guarantor does not perform or comply with any one or more of its other obligations under this Agreement or the Commitment Letter, and such failure shall remain unremedied for a period of 30 days after the earlier of written notice of such failure shall have been given to the Borrower or the Guarantor, as the case may be, by the Arranger or any Bank or discovery of such failure by the Borrower; or

     (E) Cross Default: the Borrower, the Guarantor or any of their respective Subsidiaries shall (a) default in the payment of any Indebtedness of the Borrower, the Guarantor or such Subsidiary (as the case may be), or any interest or premium thereon, when due whether by acceleration or otherwise beyond any period of grace provided with respect thereto or (b) default in the performance or observance of any obligation or condition with respect to such other Indebtedness if such default enables the holder of such Indebtedness or any Person acting on such holder's behalf to accelerate the maturity thereof (provided that if such default or failure shall be cured or waived by the holders of such Indebtedness, in each case as may be permitted by the indenture, agreement or instrument evidencing such Indebtedness, then the Event of Default hereunder by reason thereof shall be deemed likewise to have been thereupon cured or waived), if in the case of any defaults described in clauses (a) and (b) of this Clause (E), the aggregate principal amount of all such Indebtedness for which all such defaults shall have occurred and be continuing exceeds $25,000,000; provided, however, a default for purposes of this Clause (E) shall not be deemed to exist by reason of the acceleration of the maturity of any such obligation to a Bank or an affiliate (within the meaning of Regulation U) of a Bank solely by reason of a default in the performance of a term or condition in any agreement or instrument under or by which such obligation is created, evidenced or secured, which term and condition restricts the right of the Borrower, the Guarantor or any other Person to sell, pledge or otherwise dispose of any margin stock (within the meaning of Regulation U) held by the Borrower, the Guarantor or such other Person; or

     (F) Inability to Pay Debts: the Borrower, the Guarantor or any Principal Subsidiary shall admit in writing its inability to pay, or generally shall not be paying, its debts as such debts become due; or

     (G) Involuntary Winding up: (a) the presentation to a court having jurisdiction in the premises of a petition (i) seeking a decree or order for relief in respect of the Borrower, the Guarantor or any Principal Subsidiary in an involuntary case or proceeding under any applicable English, United States Federal or State bankruptcy, insolvency, reorganization or other similar Law, (ii) seeking a decree or order adjudging the Borrower, the Guarantor or any Principal Subsidiary a bankrupt or insolvent, (iii) seeking reorganization, arrangement, adjustment or composition of or in respect of the Borrower, the Guarantor or any Principal Subsidiary under any applicable English, United States Federal or State Law, or (iv) seeking the appointment of a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Borrower, the Guarantor or any Principal Subsidiary or of any substantial part of its Assets, or the Winding Up of its affairs, and in any such case such petition remaining unstayed or not having been dismissed for a period of 90 consecutive days or (b) a decree, order or other judgment of the court is entered in respect of any of the remedies, reliefs or other matters for which any petition referred to in (a) above is presented; or

     (H) Voluntary Winding up: the commencement by the Borrower, the Guarantor or any Principal Subsidiary of a voluntary case or proceeding under any applicable English, United States Federal or State bankruptcy, insolvency, reorganization or other similar Law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of the Borrower, the Guarantor or any Principal Subsidiary in an involuntary case or proceeding under any applicable English, United States Federal or State bankruptcy, insolvency, reorganization or other similar Law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable United States Federal or State Law, or the Consent by the Borrower, the Guarantor or any Principal Subsidiary to the filing of such petition or to the appointment of or the taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Borrower, the Guarantor or any Principal Subsidiary or of any substantial part of its Assets, or the making by it of a general assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the board of directors or the stockholders of the Borrower, the Guarantor or any Principal Subsidiary in furtherance of any such action; or

     (I) Enforcement Proceedings: the Borrower, the Guarantor or any Principal Subsidiary shall suffer the entry of a final judgment or judgments for the payment of money in excess of $25,000,000 in aggregate against it and the same shall not be discharged (or provision made for its discharge) or a stay of execution thereof shall not be procured, within the appeal time provided by law or rules of the court and the Borrower, the Guarantor or such Principal Subsidiary, as the case may be, shall not, within said period, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

     (J) ERISA: any finding or determination shall be made with respect to a Plan under Section 4041(c) or (e) of ERISA, or any fact or circumstance shall occur with respect to a Plan which, in the opinion of the Majority Banks, provides grounds for the commencement of any proceeding under Section 4042 of ERISA, or any proceeding shall be commenced with respect to a Plan under Section 4042 of ERISA, or any Plan termination or any full or partial withdrawal from a Plan or Plans shall occur which could result in liability of the Guarantor or any Principal Subsidiary to the Pension Benefit Guaranty Corporation or to the Plan or Plans in the aggregate amount of $20,000,000 or more, or the actuarial present value of unfunded vested benefits under all Plans shall exceed $50,000,000; or

     (K) Illegality: it is unlawful for the Borrower and/or the Guarantor to perform its obligations to pay any sum payable by it under this Agreement; or

     (L) Ownership of Borrower: the Borrower (or its successor pursuant to any merger or consolidation permitted pursuant to paragraph (E) of Annex (4) ceases to be wholly-owned and Controlled by the Guarantor; or

     (M) Guarantee: the Guarantee by the Guarantor of the obligations of the Borrower in respect of the Facility is not (or is claimed by tho Guarantor not to be) in full force and effect; or

     (N) Analogous Events: any event occurs which, under the law of any relevant jurisdiction, has an analogous or equivalent effect to any event mentioned in sub-clause
          (G), (H) or (I).

(2) If at any time and for any reason (whether within or beyond the control of any party to this Agreement):

          (a)  either of the Events of Default specified in Clause
               (G) or (H) occurs; or

          (b) any other Event of Default mentioned above occurs and, while such Event of Default is continuing, the Arranger, having been so instructed by the Majority Banks, by notice to the Borrower shall so declare.

     the Commitments shall immediately be cancelled and/or all Advances, accrued interest thereon and any other sum then payable under this Agreement shall automatically become and be immediately due and payable without presentment, demand, protest, notice of intent to accelerate, or other notice of any kind to either the Borrower or the Guarantor, or any other Person, all of which are hereby expressly waived by the Borrower and the Guarantor.



                                  ANNEX 6
                     LIENS EXISTING AS OF JUNE 30, 1994
                     ----------------------------------

Mortgages Payable (by segment):                        $
                                                  (Millions)


     Solid Waste                                      6.2
     Corporate                                        0.1
     International (1)                                0.5
                                                      6.8

Other Secured Obligations (by segment):

     Solid Waste                                      7.4
     International (1)                                5.7
                                                     13.1
                                                     ____

Total Liens                                          19.9
                                                     ====

__________________
(1) Excluding Otto Entsorgungsdienstleistung GmbH